   As filed with the Securities and Exchange Commission on December 13, 2001
                                                          Registration No. 333-
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--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               -----------------

                                   FORM S-8
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                               -----------------

                               AirGate PCS, Inc.
            (Exact name of registrant as specified in its charter)

                               -----------------

        Delaware                 58-2422929
     (State or Other               (I.R.S.
      Jurisdiction         EmployerIdentification
   ofIncorporation or               No.)
      Organization)
                           Harris Tower, Suite 1700
                          233 Peachtree Street, N.E.
                            Atlanta, Georgia 30303
                                (404) 525-7272
(Address, including Zip Code, and Telephone Number of Principal Executive
                                   Offices)

                               -----------------

     AirGate PCS, Inc. Amended and Restated 2000 Long Term Incentive Plan
                           (Full Title of the Plan)

                               -----------------

                             Barbara L. Blackford
            Vice President, General Counsel and Corporate Secretary
                           Harris Tower, Suite 1700
                          233 Peachtree Street, N.E.
                            Atlanta, Georgia 30303
                    (Name and Address of Agent for Service)

                                (404) 525-7272
         (Telephone Number, Including Area Code, of Agent for Service)

                               -----------------

                                   Copy to:

                             Robert F. Wall, Esq.
                            R. Cabell Morris, Esq.
                               Winston & Strawn
                             35 West Wacker Drive
                            Chicago, Illinois 60601
                                (312) 558-5600

                               -----------------

                        CALCULATION OF REGISTRATION FEE

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
                                                              Proposed       Proposed
                                             Amount           Maximum        Maximum
                                              to be        Offering Price   Aggregate        Amount of
 Title of Securities to be Registered     Registered(1)      Per Share    Offering Price  Registration fee
-----------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per share 478,417 shares (2)   $32.04 (3)   $15,328,481 (3)      $3,664
-----------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per share 628,992 shares (4)   $53.38 (5)   $33,575,593 (5)      $8,025

--------------------------------------------------------------------------------
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(1) Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the
    "1933 Act"), this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the long-term incentive plan described herein.
(2) Options for 478,417 shares of the registrant's common stock have been issued for a weighted-average exercise price of $32.04 per share.
(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) under the 1933 Act on the basis of the weighted-average exercise price of the outstanding options.
(4) There are currently 628,992 shares of the registrant's common stock reserved or available for issuance as options pursuant to the AirGate PCS, Inc. Amended and Restated 2000 Long Term Incentive Plan (the "Plan"). The number of shares being registered includes an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Plan as the result of a stock split, stock dividend or similar adjustment of the outstanding common stock of the registrant pursuant to Rule 416(a).
(5) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) and (c) under the 1933 Act on the basis of the average of the high and low closing prices of the registrant's common stock on the Nasdaq National Market on December 7, 2001.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

   The following documents previously filed with the Securities and Exchange Commission (the "Commission") by AirGate PCS, Inc. (the "Registrant") pursuant to the Securities Exchange Act of 1934, as amended (the "1934 Act"), are incorporated by reference herein:

      (1) The Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 2001.

      (2) The Registrant's Current Reports on Form 8-K filed with the Securities and Exchange Commission on November 14, November 16, November 27 and November 30, 2001.

      (3) The description of the Registrant's common stock, $0.01 par value ("Common Stock"), contained in the Registrant's Registration Statement on Form 8-A (File No. 0-27455) filed under the 1934 Act, including any amendment thereto or report filed for the purpose of updating such description.

   All documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment (i) which indicates that all securities offered herein have been sold or (ii) which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

   Not applicable.

Item 5. Interests of Named Experts and Counsel.

   None.

Item 6. Indemnification of Directors and Officers.

   In accordance with General Corporation Law of the State of Delaware (being chapter 1 of Title 8 of the Delaware code), the Registrant's Certificate of Incorporation provides as follows:

   The Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if such person acted under similar standards, provided that the Registrant receives a written undertaking by or on behalf of the director or officer to repay such amount if it is ultimately determined that that such person is not entitled to be indemnified by the Registrant.

   To the extent that a director or officer of the Registrant has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him or her in connection therewith, that indemnification provided for by the Certificate of Incorporation shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the Registrant is empowered to purchase and maintain insurance on behalf of a director or officer of the Registrant against any liability asserted against him or her in any such capacity, or arising out of such person's status as such, whether or not the Registrant would have the power to indemnify him against such liabilities under the Certificate of Incorporation.

   In addition to indemnification provided to the Registrant's officers and directors in the Certificate of Incorporation and under the laws of Delaware, the Registrant has entered into indemnification agreements with certain officers and directors to provide further assurances and protection from liability that they may incur in their respective positions and duties in connection with the public offering or as a fiduciary of the Registrant and its shareholders. The Registrant has agreed to indemnify and hold harmless, to the extent permitted under Delaware law, each person and affiliated person (generally, any director, officer, employee, controlling person, agent, or fiduciary of the indemnified person), provided that the indemnified person was acting or serving at the Registrant's request in his capacity as either an officer, director, employee, controlling person, fiduciary or other agent or affiliate of the Registrant. Under the indemnification agreements, each person is indemnified against any and all losses, claims, damages, expenses and liabilities, joint or several, (including attorney's fees, expenses and amount in settlement) that occur in connection with any threatened, pending or completed action, suit, proceeding, alternative dispute resolution mechanism or hearing, inquiry or investigation that such indemnified person believes in good faith may lead to the institution of such action, under the Securities Act of 1933, Securities Exchange Act of 1934 or other federal or state statutory law or regulation, at common law or otherwise, which relate directly or indirectly to the registration, purchase, sale or ownership of any securities of the Registrant or to any fiduciary obligation owed with respect to the Registrant and its stockholders. As a condition to receiving indemnification, indemnified persons are required to give notice in writing of any claim for which indemnification may be sought under such agreement.

   The agreement provides that an indemnified person may receive indemnification against (1) expenses (including attorney's fees and other costs, expenses and obligations incurred), judgments, fines and penalties; (2) amounts paid in settlement (approved by the Registrant); (3) federal, state, local taxes imposed as a result of receipt of any payments under the indemnification agreement; and (4) all interest, assessments and other charges paid or payable in connection with any expenses, costs of settlement or taxes. An indemnified person will be indemnified against expenses to the extent that he is successful on the merits or otherwise, including dismissal of an action without prejudice, in defense of any action, suit, proceeding, inquiry or investigation. Expenses that the indemnified person have or will incur in connection with a suit or other proceeding may be received in advance within 10 days of written demand to the Registrant.

   Prior to receiving indemnification or being advanced expenses, a committee, consisting of either members of the board of directors or any person appointed by the board of directors, must make a determination of whether the indemnified person is entitled to indemnification under Delaware law. If there is a change in control (as defined in the indemnification agreement) that occurs without majority approval of the board of directors, then the committee will consist of independent legal counsel selected by the indemnified person and approval by the Registrant to render a written opinion as to whether and the extent of indemnification that the indemnified person is entitled, which will be binding on the Registrant Under the indemnification agreement, an indemnified person may appeal a determination by the committee not to grant indemnification or advance expenses by commencing a legal proceeding. Failure of the committee to make an indemnification determination or the termination of any claim by judgment, order, settlement, plea of nolo contendere, or conviction does not create a presumption that either (1) the indemnified person did not meet a particular standard of conduct or belief or (2) that the court has determined that indemnification is not available.

   Under the indemnification agreement, an indemnified person is entitled to contribution from the Registrant for losses, claims, damages, expenses or liabilities as well as other equitable considerations upon the determination of a court of competent jurisdiction that indemnification is not available. The amount contributed by the Registrant will be in proportion, as appropriate, to reflect the relative benefits received by the Registrant and the indemnified person or, if such contribution is not permitted under Delaware law, then the relative benefit will be considered with the relative fault of both parties. In connection with the registration of Registrant's securities, the relative benefits received by the Registrant and indemnified person will be deemed to be in the same respective proportions of the net proceeds from the offering (less expenses) received by the Registrant and the indemnified person. The relative fault of the Registrant and the indemnified person is determined by reference to whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Registrant or the indemnified person and their relative intent, knowledge, access to information and opportunity to correct such statement or omission.

   Contribution paid takes into account the equitable considerations, if any, instead of a pro rata or per capital allocation. In connection with the offering of the Registrant's securities, an indemnified person will not be required to contribute any amount in excess of the lesser of (1) the proportion of the total of such losses, claims, damages, or liabilities indemnified against equal to the proportion of the total securities sold under the registration statement sold by the indemnified person or (2) the proceeds received by the indemnified person from the sale of securities under the registration statement. Contribution will not be available if such person is found guilty of fraudulent misrepresentation, as defined in the agreement.

   In the event that the Registrant is also obligated under a claim and upon written notice to the indemnified person, the Registrant is entitled to assume defense of the claim and select counsel which is approved by the indemnified person. Upon receipt of the indemnified person's approval, the Registrant will directly incur the legal expenses and as a result will have the right to conduct the defense as it sees fit in its sole discretion, including the right to settle any claim against any indemnified party without consent of the indemnified person.

Item 7. Exemption from Registration Claimed.

   Not Applicable.

Item 8. Exhibits.

   The following documents are filed as exhibits to this Registration Statement:

Exhibit No.                                            Description
-----------                                            -----------

    4.1     Amended and Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registration Statement on Form S-1/A, filed by the Registrant with the Commission on June 15, 1999 (SEC File Nos. 333-79189-02 and 333-79189-01)).

    4.2     Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.2 to the Registration Statement on Form S-1/A, filed by the Registrant with the Commission on
            June 15, 1999 (SEC File Nos. 333-79189-02 and 333-79189-01)).

    4.3     Specimen certificate representing the Common Stock (incorporated herein by reference to Exhibit
            4.1 to the Registration Statement on Form S-1/A, filed by the Registrant with the Commission on
            June 15, 1999 (SEC File Nos. 333-79189-02 and 333-79189-01)).

    5.1     Opinion of Winston & Strawn.

   23.1     Consent of KPMG LLP.

   23.2     Consent of Deloitte & Touche LLP.

   23.3     Consent of Winston & Strawn (included in Exhibit 5.1).

   24.1     Powers of attorney (incorporated herein by reference to Exhibit 24.1 to the Registration Statement on Form S-3, filed by the Registrant with the Commission on November 13, 2001).

   99.1     AirGate PCS, Inc. Amended and Restated 2000 Long Term Incentive Plan.

Item 9. Undertakings.

   (a) The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the 1933 Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

   The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, the State of Georgia, on December 13, 2001.

                                          AIRGATE PCS, INC.

                                          By:  /s/ THOMAS M. DOUGHERTY

                                          Name: Thomas M. Dougherty
                                          Title: President and Chief Executive
                                            Officer

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

       Signature                         Title                        Date
       ---------                         -----                        ----
/s/ THOMAS M. DOUGHERTY President, Chief Executive Officer and  December 13, 2001
-----------------------  Director (Principal Executive Officer)
  Thomas M. Dougherty

/s/ ALAN B. CATHERALL   Chief Financial Officer                 December 13, 2001
-----------------------  (Principal Financial and Accounting
   Alan B. Catherall     Officer)

           *            Director                                December 13, 2001
-----------------------
 Bernard A. Bianchino

/s/ MICHAEL S. CHAE     Director                                December 13, 2001
-----------------------
    Michael S. Chae

           *            Director                                December 13, 2001
-----------------------
    John R. Dillon

           *            Director                                December 13, 2001
-----------------------
   Robert A. Ferchat

           *            Director                                December 13, 2001
-----------------------
   Sidney E. Harris

           *            Director                                December 13, 2001
-----------------------
  Barry J. Schiffman

/s/ TIMOTHY M. YAGER    Director                                December 13, 2001
-----------------------
   Timothy M. Yager


* /s/ THOMAS M. DOUGHERTY
-----------------------

Pursuant to a Power-Of-Attorney filed as Exhibit 24.1 to the Registration Statement on Form S-3, filed by the Registrant with the Securities and Exchange Commission on November 13, 2001.

                               INDEX TO EXHIBITS

Exhibit No.                                            Description
-----------                                            -----------
   4.1      Amended and Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registration Statement on Form S-1/A, filed by the Registrant with the Commission on June 15, 1999 (SEC File Nos. 333-79189-02 and 333-79189-01)).
   4.2      Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.2 to the Registration Statement on Form S-1/A, filed by the Registrant with the Commission on
              June 15, 1999 (SEC File Nos. 333-79189-02 and 333-79189-01)).
   4.3      Specimen certificate representing the Common Stock (incorporated herein by reference to Exhibit
              4.1 to the Registration Statement on Form S-1/A, filed by the Registrant with the Commission on June 15, 1999 (SEC File Nos. 333-79189-02 and 333-79189-01)).
   5.1      Opinion of Winston & Strawn.
   23.1     Consent of KPMG LLP.
   23.2     Consent of Deloitte & Touche LLP.
   23.3     Consent of Winston & Strawn (included in Exhibit 5.1).
   24.1     Powers of attorney (incorporated herein by reference to Exhibit 24.1 to the Registration Statement on Form S-3, filed by the Registrant with the Commission on November 13, 2001).
   99.1     AirGate PCS, Inc. Amended and Restated 2000 Long Term Incentive Plan.